                                                                    Exhibit 99.1

                                                                [CITIGROUP LOGO]

                CITIGROUP ANNOUNCES TRANSITION TO NEW LEADERSHIP:
             CHARLES O. PRINCE APPOINTED CHIEF EXECUTIVE OFFICER AND
           ROBERT B. WILLUMSTAD PRESIDENT AND CHIEF OPERATING OFFICER,
                            EFFECTIVE OCTOBER 1, 2003

               SANFORD I. WEILL CONTINUES AS CHAIRMAN OF THE BOARD

NEW YORK, NY, SEPTEMBER 16, 2003 - Citigroup announced today that Charles O. Prince, 53, will become Chief Executive Officer and Robert B. Willumstad, 58, will add the title of Chief Operating Officer to his current title of President effective, October 1, 2003. Mr. Weill, 70, will remain Chairman of the Board until the 2006 Annual Meeting of Shareholders.

Mr. Weill said, "The overwhelming response to Chuck and Bob's prospective appointments since the announcement of our new leadership team in July demonstrates not only that they are the ideal executives to lead Citigroup, but that the company is more than ready for the seamless transition to our new leadership team. Both have contributed immeasurably to our success to date, their partnership is working better than ever, they are supported by a deep, talented and committed management team and our excellent momentum continues. Moving ahead with the transition will enable the company to benefit from enhanced clarity of the management and reporting. And so, we've decided to complete the succession process now, rather than later in the year.

"I continue to look forward to my new role at the company, which will allow me to participate in a different way in the continued development of the company I love," said Mr. Weill. "I believe wholeheartedly in the people and business of Citigroup and I look forward to helping Chuck and Bob as they build upon our great achievements to date."

Mr. Prince said, "Bob and I look forward to a future in which Citigroup, with its energy, capital strength and geographic and product reach, can be an even more dynamic force and build even greater value for shareholders, customers, partners, employees and the communities we serve. We're ready to finalize the transition and move ahead."

"We're excited about the great future we have before us," said Mr. Willumstad. "Chuck and I see great opportunities in a changing market, and we're ready to capitalize upon them to benefit our shareholders and bring our products and services to more individuals, corporations and institutions throughout the world. Sandy will continue to be an invaluable resource to us as we move forward, working on building our relationships with major customers and government officials around the world, among other activities."

In connection with the transition to his new role, Mr. Weill will continue to hold at least 75% of his existing 22.3 million shares of Citigroup stock under the company's Stock Ownership Commitment.

                                      # # #

Media:            Leah Johnson:     212-559-9446
                  Shannon Bell:     212-793-6206

Investors:        Sheri Ptashek:    212-559-2718

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.